Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

ALVEOLUS, INC.,

and

MERIT MEDICAL SYSTEMS, INC.,

February 18, 2009

SECTION 1.	DEFINITIONS	1

SECTION 2.	PURCHASE AND SALE OF ASSETS; WORKING CAPITAL ADJUSTMENT; CLOSING	9

(a)	Sale and Transfer of Assets	9

(b)	Retained Assets	11

(c)	Assumption of Liabilities	11

(d)	Retained Liabilities	12

(e)	Calculation and Payment of the Purchase Price	13

(f)	Net Working Capital Adjustment; Fixed Assets and IP Assets Audit	15

(g)	Allocation of Purchase Price; Tax Filings	17

(h)	Closing	17

(i)	Deliveries by Seller	17

(j)	Deliveries by Buyer	18

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF BUYER	19

(a)	Organization	19

(b)	Authorization of Transaction	19

(c)	Non-contravention	19

(d)	Brokers’ Fees	19

(e)	Sufficient Funds	19

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF SELLER	19

(a)	Organization, Qualification; Corporate Power; Authorization	19

(b)	[Reserved]	20

(c)	Non-contravention	20

(d)	Broker Fees	20

(e)	Title to Acquired Assets; Accounts; Condition	21

(f)	Subsidiaries	21

(g)	Financial Statements	21

(h)	Events Subsequent to Fiscal Month End	22

(i)	Compliance	22

(j)	Tax Matters	22

(k)	Real Property	24

i

(continued)

ii

(continued)

		Page

SECTION 8.	TERMINATION	46

(a)	Termination of Agreement	46

(b)	Effect of Termination	47

SECTION 9.	TRANSFER TAXES	48

SECTION 10.	MISCELLANEOUS	48

(a)	Press Releases and Public Announcements	48

(b)	No Third-Party Beneficiaries	48

(c)	Entire Agreement	48

(d)	Succession and Assignment	48

(e)	Counterparts	49

(f)	Headings	49

(g)	Notices	49

(h)	Governing Law	50

(i)	Amendments and Waivers	50

(j)	Severability	50

(k)	Expenses	50

(l)	Construction	50

(m)	Incorporation of Exhibits and Schedules	50

(n)	Specific Performance	50

Exhibit A	Aggregate Retention Payment
Exhibit B	October 31, 2008 Balance Sheet
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Working Capital Escrow Agreement
Exhibit E	Form of Transition Consulting Agreement
Exhibit F	Financial Statements
Exhibit G	Form of Opinion of Counsel of Seller
Exhibit H	Form(s) of Certificates of Resale with respect to Inventory
Exhibit I	List of Fixed Assets and IP Assets

Disclosure Schedule	Exceptions to Representations and Warranties Concerning Seller

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 18, 2009, by and among Merit Medical Systems, Inc., a Utah corporation (“Buyer”), and Alveolus, Inc., a North Carolina corporation (“Seller”).  Buyer and Seller are referred to collectively herein as the “Parties” and, each individually, as a “Party”.

This Agreement contemplates a transaction in which Buyer will acquire substantially all of Seller’s assets for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Section 1.              Definitions.

 “Accounts Receivable” means the trade accounts receivable and all claims relating thereto or arising therefrom.

“Acquired Assets has the meaning set forth in Section 2(a).

“Acquisition Proposal” has the meaning set forth in Section 5(a)(vi).

“Adverse Consequences” means all actions, suits, proceedings, hearings, official inquiries, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, actual costs, amounts paid in settlement, Retained Liabilities (in cases where Seller is the Indemnifying Party), obligations, taxes, Liens, losses, expenses, and fees, including, without limitation, court costs and reasonable attorneys’ fees and expenses.  For the avoidance of doubt, Assumed Liabilities shall not be considered Adverse Consequences, but breaches of any representations and warranties in this Agreement, whether related to Assumed Liabilities or otherwise, shall be considered Adverse Consequences.  Notwithstanding the foregoing, Adverse Consequences shall not include punitive, special, consequential, lost profits, diminution in value or other damages calculated using a multiple, except to the extent such damages are recovered by a third party in connection with a claim against a Party hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Aggregate Retention Payment” means the sum of all Retention Payments, as set forth on Exhibit A.

“Amended Charter” means the Articles of Restatement of Seller containing the Seventh Amended and Restated Articles of Incorporation of Seller and the Eighth Amended and Restated Statement of Rights and Preferences of Preferred Stock Designation of Series B, Series C, Series D and Series E Preferred Stock.

“And/or” the terms “and” and “or” shall be construed both conjunctively and disjunctively, unless the context otherwise clearly requires.

“Assumed Contracts” has the meaning set forth in Section 2(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2(c).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Revised Proposal” has the meaning set forth in Section 5(a)(vi).

“Calculation Notice” has the meaning set forth in Section 2(f)(ii).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” has the meaning set forth in Section 7(h).

“Closing” has the meaning set forth in Section 2(h).

“Closing Date” has the meaning set forth in Section 2(h).

“Closing Date Balance Sheet” has the meaning set forth in Section 2(f)(i).

“Closing Net Working Capital” has the meaning set forth in Section 2(f)(i).

“COBRA” has the meaning set forth in Section 4(p)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information regarding the business and affairs of Seller or Buyer that is not generally available to the public.  Information that may be included in Confidential Information includes matters of a technical nature (including Intellectual Property,  know-how, computer programs, software, patented and unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above.

“Contracts” has the meaning set forth in Section 4(m).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” provided in this Section 1.

“Disclosing Party” has the meaning set forth in Section 5(b)(iii).

“Disclosure Schedule” has the meaning set forth in Section 4.

“Document” has the meaning set forth in Section 3(b).

“Domain Names” has the meaning set forth in the definition of “Intellectual Property” provided in this Section 1.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other material employee benefit plan, program or arrangement, including all stock option, equity-based compensation, incentive compensation and severance benefit plans, programs and arrangements.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Laws” has the meaning set forth in Section 4(s)(v).

“Environmental, Health and Safety Requirements” means all Laws concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such Laws are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller under Code § 414(b), (c), (m) or (o).

“Escrow Agent” has the meaning set forth in Section 2(e)(ii).

“Escrow Agreement” has the meaning set forth in Section 2(e)(ii).

“Escrow Fund” has the meaning set forth in Section 2(e)(ii).

“Financial Statements” has the meaning set forth in Section 4(g).

“Fiscal Month End” has the meaning set forth in Section 4(g).

“Funded Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) indebtedness of Seller for money borrowed from others and purchase money indebtedness (other than accounts payable in the Ordinary Course of Business); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by Seller, or in effect guaranteed, directly or indirectly, in any manner by Seller through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the Ordinary Course of Business; and (iii) interest expense accrued but unpaid, all costs and expenses related to Funded Indebtedness, and all prepayment premiums, on or relating to any of such indebtedness.  Funded Indebtedness shall not include any indebtedness for capital leases which were entered into on or before October 31, 2008.  The Funded Indebtedness shall be as set forth on Schedule 2(e)(iii)(A).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government, state, commonwealth or any subdivision thereof, whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal, and any self-regulatory agency or other governing body or authority.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnification Cap” has the meaning set forth in Section 7(c).

“Indebtedness” means any of the following indebtedness, whether or not contingent:  (i) indebtedness for borrowed money, (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit or bankers’ acceptances or similar items and (iv) liabilities to pay the deferred or installment purchase price of property or services other than trade payables.

“Indemnified Party” has the meaning set forth in Section 7(d)(i).

“Indemnifying Party” has the meaning set forth in Section 7(d)(i).

“Independent Accountant” has the meaning set forth in Section 2(f)(iii)(A).

“Initial Calculation” has the meaning set forth in Section 2(f)(i).

“Intellectual Property” means all of the following:  (i) patents, patent disclosures, and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, and design patents, certificate of invention, and registrations thereof (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, and registrations thereof (collectively, “Marks”), (iii) domain names, uniform resource locators, other names and locators associated with the Internet, and registrations thereof (collectively, “Domain Names”) (iv) works of authorship, copyrights, and registrations thereof (collectively, “Copyrights”), (v) mask works and registrations thereof, (vi) trade secrets, whether patentable or non-patentable and whether or not reduced to practice (collectively, “Trade Secrets”), (vii) computer programs in whatever form, (viii) other proprietary rights relating to any of the foregoing (including without limitation (A) associated goodwill and claims and remedies against past, present, and future infringements thereof and rights of protection of an interest therein under the Laws of all jurisdictions and (B) confidential business information, know-how, manufacturing and Product processes and techniques, and research and development information), (ix) applications for any of the foregoing, and (x) copies and tangible embodiments of any of the foregoing.

“Knowledge” means the actual knowledge of each of the following executives of Seller: David Chazanovitz, Tony Alexander, Robert Snider and Michael Reid, and with respect to the matter in question also such knowledge as a reasonably prudent individual holding any of such designated individuals’ management positions with Seller should reasonably have had.

“Laws” means all federal, state, municipal, foreign, and international laws, rules, regulations, codes, statutes, constitutions, ordinances, directives, treaties, proclamations, conventions, and orders, and all judicial, quasi-judicial and administrative and other official interpretations of any of the foregoing.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in Seller’s business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

“Liabilities” means the debts, obligations, claims, demands, expenses, liabilities and commitments (whether accrued or unaccrued, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) liens and encumbrances identified on the Disclosure Schedule.(1)

“Marks” has the meaning set forth in the definition of “Intellectual Property” provided in this Section 1.

“Material Adverse Effect” means (i) with respect to Seller only, any single effect that is, or would reasonably be expected to be, materially adverse to the business of Seller, taken as a whole, and would reasonably be expected to have an economic effect on Seller of $100,000 or more, and (ii) with respect to any Party, any effect that is, or would reasonably expected to be, materially adverse to the ability of such Party to consummate timely the Transactions; provided, however, that none of the

(1) Removal of ordinary course liens being considered.

following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, where the business of Seller is affected in a manner substantially similar to businesses that are similarly situated to Seller, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in Laws, orders or other binding directives issued by any Governmental Authority or (6) the taking of any action contemplated by this Agreement and the other Documents and (b) any adverse change in or effect on the business of Seller that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 8 hereof.  Notwithstanding the foregoing, for the purposes of determining conditions to Closing in Section 6 only, the $100,000 threshold referred to in subsection (i) of this definition shall be deemed to be increased to $250,000, and this $250,000 threshold shall be deemed to apply not only to any single effect, but also to any number of single effects in the aggregate that are, or would reasonably be expected to be, materially adverse to the business of Seller, taken as a whole.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g).

“NCBCA” means the North Carolina Business Corporation Act.

“Net Working Capital” means, with respect to Seller, current assets minus current liabilities, each calculated in a manner consistent with GAAP and otherwise consistent with the Financial Statements.  Provided, however, each of the following items shall be omitted from the calculation and not included in determining Net Working Capital for both October 31, 2008 and the Closing Date: (i) all Retained Assets, Taxes, Retained Liabilities and any Funded Indebtedness including the current portion of long-term indebtedness (and all accrued and unpaid interest related thereto totaling $16,371 as of October 31, 2008); (ii) the payable to Judith Stant for $200,000 as of October 31, 2008 and accrued but unpaid bonuses in the aggregate amount of $110,000 as of October 31, 2008 (plus Taxes and benefit amounts related thereto in the amount of $13,200 as of such date); and (iii) accrued audit and Tax fees and expenses payable to Seller’s auditor of $41,095 as of October 31, 2008.  Provided, however, that for the purposes of determining Net Working Capital as of any applicable date, the inventory of Seller shall be calculated net of obsolescence reserves, which reserves equal $477,259 as of October 31, 2008, which reserve amount includes all inventory with a saleable life of less than six months from the date of the applicable balance sheet.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the preface above.

“Patents” has the meaning set forth in the definition of “Intellectual Property” provided in this Section 1.

“PEO” means Administaff Companies II, L.P. or any other professional employer organization, employee leasing company or similar staffing company.

“Permits” means all permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Authority necessary to the conduct of Seller’s business as currently conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Product” means any product, device, instrument or component thereof, that is built, designed, manufactured, shipped, sold, marketed, distributed or packaged and/or otherwise introduced into the stream of commerce by or on behalf of Seller (including by any of Seller’s distributors, contractors, agents or licensees).

“Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Receiving Party” has the meaning set forth in Section 5(b)(iii).

“Required Consents” has the meaning set forth in Section 4(c).

“Resolution Period” has the meaning set forth in Section 2(f)(iii)(A).

“Retained Assets has the meaning set forth in Section 2(b).

“Retained Liabilities” has the meaning set forth in Section 2(d).

“Retention Payment” means the payment to certain executives and other employees of Seller for remaining employed with Seller up to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Benefit Plan” has the meaning set forth in Section 4(p)(ii).

“Seller PEO Benefit Plan” has the meaning set forth in Section 4(p)(i).

“Seller Shares” means all outstanding capital stock of Seller.

“Shareholder” means any Person who holds Seller Shares.

“Shareholders Agreement” has the meaning set forth in Section 5(a)(viii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5(a)(vi).

 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, hearing, audit, investigation, arbitration or mediation commenced, conducted or heard by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8(c)(iv).

“Third-Party Claim” has the meaning set forth in Section 7(d)(i).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” provided in this Section 1.

“Transactions” means the transactions provided for or contemplated by this Agreement and the other Documents.

“Transition Consulting Agreement” has the meaning set forth in Section 5(b)(iv).

“Working Capital Escrow Agreement” has the meaning set forth in Section 2(e)(ii)(B).

“Working Capital Escrow Fund” has the meaning set forth in Section 2(e)(ii)(B).

Section 2.              Purchase and Sale of Assets; Working Capital Adjustment; Closing.

(a)           Sale and Transfer of Assets.  On the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any Liens, except for Liens set forth in the Disclosure Schedule as continuing beyond the Closing, all right, title and interest in and to all assets, properties and rights owned by Seller, as all such assets, properties and rights exist on Closing, other than the Retained Assets, as that term is defined in Section 2(b) (collectively, the “Acquired Assets”), including, without limitation, the following:

(i)            all right, title and interest in and to the Intellectual Property owned by Seller, except for any Intellectual Property that is a part of the Retained Assets;

(ii)           all of Seller’s rights and benefits under those agreements, contracts, purchase orders and leases to which Seller is a party identified in Section 2(a)(ii) of the Disclosure Schedule (the “Assumed Contracts”);

(iii)          all of Seller’s books, files and records, except for certain books and records that are a part of the Retained Assets; provided, however, that Seller shall be permitted to retain a copy of such books, files and records for tax purposes;

(iv)          all personal computers and software owned by Seller, except for any personal computers and software that are a part of the Retained Assets;

(v)           all inventory, supplies, and other consumables owned by Seller, except for any inventory, supplies or consumables that are a part of the Retained Assets;

(vi)          all of Seller’s Permits, solely to the extent such Permits may be assigned or transferred, except for any Permits that are a part of the Retained Assets;

(vii)         all Accounts Receivable of Seller, except for any Accounts Receivable that are a part of the Retained Assets;

(viii)        all rights under the Leased Real Property and any other real property used or held for use by Seller in the conduct of its business, together with (i) all rights to buildings, other facilities and other structures and improvements related thereto, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to any of such buildings or other facilities or other structures or improvements, and (iii) all rights to fixtures, leasehold improvements, installations, equipment (including furniture, fax machines and other office equipment) and other property attached thereto or located thereon, except for those rights that are a part of the Retained Assets;

(ix)           all prepayments, deposits, advances and all forms of security placed with Seller related to Assumed Contracts;

(x)            all equipment, machinery, vehicles, tools, equipment replacement and spare parts and supplies owned by Seller, except for those items that are a part of the Retained Assets;

(xi)           all advertising or promotional materials owned by Seller, except for those items that are a part of the Retained Assets;

(xii)          all goodwill related to Seller and its business and the assets listed elsewhere in this Section 2(a), including the name “Alveolus”;

(xiii)         all manufacturers’ warranties owned by Seller or related to the assets listed elsewhere in this Section 2(a) and all claims under such warranties, except for any warranties or claims that are a part of the Retained Assets;

(xiv)        all prepaid expenses of Seller;

(xv)         the fixed assets and Intellectual Property assets listed on Exhibit I attached hereto; and

(xvi)        all of Seller’s other tangible and intangible assets, rights and properties except for the Retained Assets.

Notwithstanding the foregoing provisions, in the event that any Permit is not transferable to Buyer as of the Closing because consent or other approval for such transfer has not been obtained, Seller shall retain such Permit following Closing until such time that the consent or other approval with respect to such transfer has been received.  At the time that such consent or other approval has been received, the applicable Permit shall then be deemed immediately transferred to Buyer and a part of the Acquired Assets, and the Parties shall perform all necessary actions related to such transfer.  Following Closing and prior to such transfer, Seller shall use all commercially reasonable efforts to ensure that each such Permit remains in good standing, and each Party shall use its best efforts to cooperate with the other Party in facilitating the consent or other approval as soon as reasonably possible, including, without limitation, making transfer requests, initiating all notification and transfer procedures with notified bodies or other groups, and complying with all Food and Drug Administration de-listing and listing procedures.  Seller shall notify Buyer in advance with respect to all actions to be taken with respect to this paragraph.  Seller shall use all commercially reasonable efforts to complete all such transfers of Permits within 120 days following Closing.  Buyer shall use all commercially reasonable efforts to cooperate with Seller in regard to the requirements of this paragraph.  Subject to the Parties’ obligations under the Transition Consulting Agreement, Seller shall maintain officers designated with any necessary administrative, managerial and signing authority to accomplish the foregoing.  For such time following Closing that any Permit has not been transferred according to the foregoing, to the extent permitted by the Governmental Authority granting the Permit, Seller hereby grants an exclusive, worldwide, irrevocable and fully-paid non-

royalty license to Buyer to use, administer and benefit from each non-transferred Permit until such time that such Permit has been transferred to Buyer.

(b)           Retained Assets.  Notwithstanding Section 2(a), all of Seller’s right, title and interest in the following properties, assets and rights shall be excluded from the Acquired Assets (collectively, the “Retained Assets”):

(i)            all Cash of Seller;

(ii)           the assets set forth in Section 2(b) of the Disclosure Schedule;

(iii)          all contracts or agreements other than Assumed Contracts;

(iv)          any asset, offset, refund, insurance proceeds, receipts and other benefits related to litigation for which Seller is retaining the liability related to such litigation;

(v)           all Tax refunds;

(vi)          the corporate record books of Seller relating to the corporate entity and its existence and governance;

(vii)         any rights of Seller pursuant to this Agreement; and

(viii)        any assets and associated claims arising out of any of the foregoing or Retained Liabilities.

(c)           Assumption of Liabilities.  At the Closing, Buyer shall assume the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)            all Liabilities set forth on Section 2(c) of the Disclosure Schedules;

(ii)           all obligations under the Assumed Contracts to be performed subsequent to the Closing Date;

(iii)          all obligations under the Leased Real Property to be performed subsequent to the Closing Date;

(iv)          all of the enumerated liabilities expressly set forth in the Closing Date Balance Sheet in a reasonably detailed, line-item format, except for the liabilities excluded from Net Working Capital, as set forth in the definition of Net Working Capital, which amounts shall be Retained Liabilities; and

(v)           the severance liability to the employees of Seller set forth on Exhibit C of the Transition Consulting Agreement, up to the amounts set forth thereon and according to the terms thereof, and all other Liabilities expressly assumed by Buyer in the Transition Consulting Agreement.

Additionally, liabilities in connection with the ownership and operation of the Acquired Assets only following Closing, and that are not otherwise Retained Liabilities, are the sole obligation and liability of Buyer.  Nothing contained in this Section 2(c) or in any instrument of assumption executed by Buyer at the Closing shall release or relieve Seller from its representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith, including, without limitation, the indemnification obligations in accordance with the provisions of Section 7 of this Agreement.

(d)           Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, Buyer shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller or in connection with the Acquired Assets, except as provided in Section 2(c), and Seller shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, and indemnify Buyer against any loss, liability, damage or expense arising from all Liabilities of Seller and the Acquired Assets to the extent such Liability would be considered a Retained Liability under this Section 2(d), whether disclosed or undisclosed, whether known or unknown, whether asserted or unasserted, other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including, without limitation, those Liabilities set forth below:

(i)            all Liabilities that Seller has expressly agreed to retain, pay for or be responsible for pursuant to this Agreement including, but not limited to, all Funded Indebtedness (including all related fees and expenses and all accrued but unpaid interest);

(ii)           all Liabilities of Seller arising out of the business of Seller on or prior to Closing, including, without limitation, all warranty, replacement, return and credit claims and obligations (net of any reserve therefor set forth in the Closing Date Balance Sheet), and all other claims, with respect to all Products and inventory held by Seller, or that has been shipped or that is in the process of being shipped as of the Closing Date, other than in connection with the Assumed Liabilities;

(iii)          all Liabilities of Seller under Environmental Health and Safety Requirements arising from activities occurring on or prior to the Closing Date, other than Assumed Liabilities;

(iv)          all Liabilities of Seller for Taxes attributable to any period (or portion thereof) ending on or prior to the Closing Date, including all Taxes arising out of Seller’s business or the Acquired Assets, including, without limitation, all ad valorem, real or personal or intangible property, sales, use, value-added, personal, social security or other Taxes which are not due or assessed until after the Closing Date but which are attributable to any period (or portion thereof) ending on or prior to the Closing Date;

(v)           all Liabilities of Seller to the current or former employees, directors, consultants or other personnel of Seller or their family members relating to or arising out of any period ending on or prior to the Closing Date (including, without limitation, all Liabilities under or with respect to all Seller Benefit Plans and Seller PEO Benefit Plans, and all Liabilities with respect to vacation, sick leave or compensation, bonuses, commissions and benefits (including, without limitation, the exception set forth in Section 2(c)(iv) above), except as otherwise specifically provided in the Transition Consulting Agreement) and all Liabilities to PEOs with respect to current or former Seller employees or other personnel relating to or arising out of any period ending on or prior to the Closing Date, and also including all severance and associated obligations of Seller with respect to its employees and other personnel arising out of any period ending on or prior to the Closing Date, except as set forth in Section 2(c) and in the Transition Consulting Agreement;

(vi)          all Liabilities of Seller arising out of or related to any Liens on any Acquired Asset arising on or prior to, or otherwise directly related to any time prior to (but through no action or inaction of Buyer), the Closing Date, other than Assumed Liabilities;

(vii)         all Liabilities for death, personal injury, damage or other injury to any persons or entities or any property damage relating to, resulting from or caused by, directly or indirectly, the use of or exposure to any Acquired Assets or Products (or any part or component thereof) designed, manufactured, distributed, marketed, serviced, packaged or sold, or with respect to any services performed, by Seller on or prior to the Closing Date (other than Assumed Liabilities), including, without limitation, any such Liabilities based on negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use or allegations concerning any of the foregoing related to any events or activities occurring on or prior to the Closing Date;

(viii)        all Liabilities arising from contracts other than Assumed Contracts;

(ix)           all Liabilities of Seller or relating to, or arising in connection with, the Acquired Assets or Products or services performed by Seller arising from events or circumstances occurring on or prior to the Closing Date which constitute, may constitute, or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with, any Laws (other than Assumed Liabilities), including, without limitation, relating to employment, workers’ compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental, Health and Safety Requirements;

(x)            any retrospective premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of Seller or its predecessors covering any Liability set forth in this Section 2(d);

(xi)           all Liabilities of Seller under any guaranties issued, granted or provided for activities, sales or services performed on or prior to the Closing Date, other than Assumed Liabilities; and

(xii)          all other Liabilities to the extent relating to or arising out of the operations or business of Seller, other than the Assumed Liabilities.

(e)           Calculation and Payment of the Purchase Price.

(i)            The purchase price for the Acquired Assets (the “Purchase Price”) equals (A) the Assumed Liabilities plus (B) a cash amount (the “Cash Purchase Price”), subject to adjustment under Section 2(f), equal to Nineteen Million Thirteen Thousand Three Hundred Forty-Four Dollars ($19,013,344).

(ii)           The Cash Purchase Price shall be paid as follows:

(A)          To Chicago Title Insurance Company, as escrow agent (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement, dated of even date herewith, among Buyer, Seller and the Escrow Agent, substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”), the sum of $2,000,000 (the “Escrow Fund”).  As provided in the Escrow Agreement, the Escrow Fund shall be held in an account exclusively to provide indemnification to Buyer as provided in Section 7 hereof, and to provide any payments of amounts necessary to make up working capital deficits pursuant to Section 2(f)(v) if and after the Working Capital Escrow Fund is exhausted.  As further provided in the Escrow Agreement, (1) on the date that is 12 months after the Closing Date, $1,000,000 (less any amounts that have been paid to Buyer from the Escrow Fund and less any amounts that are the subject of any unresolved Claim Notices (as defined in the Escrow Agreement) properly submitted by Buyer) shall be released from the Escrow Fund and paid to Seller, (2) on the date that is 24 months after the Closing Date, the Escrow Agent shall distribute to Seller all amounts remaining in the Escrow Fund (less any amounts that are the subject of any unresolved Claim Notices properly submitted by Buyer) and (3) any amounts remaining in the Escrow Fund after the resolution of any Claim Notices described in the preceding clause (2) shall be distributed to Seller promptly following such resolution.

(B)           To the Escrow Agent pursuant to the terms of a Working Capital Escrow Agreement dated as of even date herewith, among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit D (the “Working Capital Escrow Agreement”), the sum of $1,000,000 (the “Working Capital Escrow Fund”), which shall be held in an account exclusively to provide funds to make up any Net Working Capital deficits as provided in Section 2(f)(v).

(C)           The balance at Closing to Seller.

(iii)         At the Closing, Seller will pay the following amounts out of the Cash Purchase Price:

(A)          the Funded Indebtedness of Seller set forth on Schedule 2(e)(iii)(A); and

(B)           to each eligible employee, an amount equal to such employee’s applicable portion of the Aggregate Retention Payment, as set forth on Exhibit A attached hereto and incorporated by this reference.

(f)            Net Working Capital Adjustment.

(i)            Initial Calculation.  As promptly as practicable (and in no event later than 45 days after the Closing Date), Seller shall prepare and deliver to Buyer a closing balance sheet for Seller as of the Closing Date (the “Closing Date Balance Sheet”), and, based upon the Closing Date Balance Sheet, Buyer’s calculation of the Net Working Capital of Seller as of the Closing Date (the “Initial Calculation”).  The Closing Date Balance Sheet shall be prepared in a manner consistent with past practice and using such assumptions and procedures as was used for the preparation of the October 31, 2008 Balance Sheet so long as they were in accordance with GAAP.  A copy of the October 31, 2008 Balance Sheet is attached hereto as Exhibit B.  For purposes of this Agreement, the “Closing Net Working Capital” means the actual Net Working Capital of Seller as of the Closing Date as finally determined in accordance with this Section 2(f).  The Initial Calculation shall be on the same basis, using the same accounting policies and procedures and shall be consistent with the Closing Date Balance Sheet, and the Initial Calculation shall include reasonable supporting detail.

(ii)           Calculation Notice.  Within 30 days after Seller delivers the Initial Calculation to Buyer pursuant to Section 2(f)(i), Buyer shall deliver to Seller a written notice (the “Calculation Notice”) either (i) advising Seller that Buyer agrees with and accepts the Initial Calculation or (ii) setting forth a reasonably detailed explanation of those items in the Initial Calculation that Buyer disputes and a statement, with reasonable detail as to the disputed matters, of what Buyer believes is the correct calculation of the Closing Net Working Capital.  If the Calculation Notice of Buyer does not dispute the Closing Net Working Capital provided in the Initial Calculation, or if Buyer fails to provide the Calculation Notice within the specified time, the calculation of the Closing Net Working Capital set forth in the Initial Calculation shall become final and shall not be subject to further review, challenge or adjustment.  If requested by Buyer , Seller will provide Buyer and its agents with reasonable access to Seller’s work papers and personnel to evaluate the Initial Calculation.

(iii)          Resolution of Disputes.

(A)          If the Calculation Notice of Buyer does dispute the Closing Net Working Capital provided in the Initial Calculation, and if Seller objects to any of the revisions set forth in the Calculation Notice of Buyer, Buyer and Seller shall attempt to resolve such matters in good faith.  If Seller and Buyer are unable to resolve any disputes regarding the Closing Net Working Capital within 30 days after the date Seller receives the Calculation Notice (such 30-day period, the “Resolution Period”), then such disputes shall be referred for resolution to the accounting firm of Grant Thornton LLP (the “Independent Accountant”).  The Independent Accountant shall reach a determination with respect to the Closing Net Working Capital amount as of the Closing Date.  The Independent Accountant shall not challenge those items and amounts not in dispute, except to the extent any undisputed items must clearly be adjusted as a result of adjustments to the disputed items, and shall reach an independent determination with respect to those items and amounts specifically set forth in the Calculation Notice and disputed by the Parties.

(B)           If issues are submitted to the Independent Accountant for resolution, (1) the Parties shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant and (2) except as expressly set forth above in Section 2(f)(iii)(A), the Independent Accountant shall review only those items and amounts specifically set forth in the Calculation Notice and disputed by the Parties, and shall resolve the dispute with respect to each such specific item and amount.  The determination by the Independent Accountant, as set forth in a written notice to be delivered to the Parties within 60 days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of the Closing Net Working Capital.  The Parties shall each bear the fees and costs of the Independent Accountant for such determination based on a proration of the expenses to the Parties by the Independent Accountant based on the relation of the outcome to the position of the Parties as submitted to the Independent Accountant.

(iv)          Positive Working Capital Adjustment.  If the Closing Net Working Capital, as finally determined in accordance with this Section 2(f), exceeds the Net Working Capital of Seller as of October 31, 2008 as represented by Seller, then Buyer shall pay the amount of Closing Net Working Capital in excess of such amount to Seller.  All amounts in the Working Capital Escrow Fund shall then be distributed to Seller according to the terms of the Working Capital Escrow Agreement.

(v)           Negative Working Capital Adjustment.  If the Closing Net Working Capital, as finally determined in accordance with this Section 2(f), is less than the Net Working Capital of Seller as of October 31, 2008 as represented by Seller, then Buyer will be entitled to payment of the amount by which the Closing Net Working Capital is less than such amount.  Any deficit payable under this Section 2(f)(v) shall be paid to Buyer from the Working Capital Escrow Fund pursuant to the Working Capital Escrow Agreement and, if there is an insufficient amount in such fund, then the balance shall be paid out of the Escrow Fund.  Any amounts remaining in the Working Capital Escrow Fund following the payments required by this subsection shall thereafter be distributed to Seller according to the terms of the Working Capital Escrow Agreement.  For the avoidance of doubt, the aggregate deductible set forth in Section 7(b) shall not be applicable to any payments to be made to Buyer pursuant to this Section 2(f)(v).

(vi)          Payments.  Payments due pursuant to Section 2(f)(iv) or Section 2(f)(v) must be made within 10 days after the Closing Net Working Capital has been finally determined in accordance with this Section 2(f) by wire transfer of immediately available funds to either Seller or Buyer, as applicable.  Payments pursuant to Section 2(f)(iv) or Section 2(f)(v) shall be deemed by the Parties to be an adjustment to the Purchase Price.

(g)           Allocation of Purchase Price; Tax Filings.

(i)            Buyer shall allocate the Purchase Price (including its capitalized costs) among the Acquired Assets in a reasonable manner in accordance with Code §1060 and the Treasury Regulations thereunder based on the relative fair market values of the Acquired Assets as set forth on Schedule 2(g), which Buyer shall complete and deliver to Seller within 90 days after Closing.  Following the delivery of such Purchase Price allocation to Seller, Seller shall have 30 days to reasonably contest such allocation, and in the event Seller contests such allocation, the Parties shall follow the resolution procedures set forth above in Section 2(f)(iii) relating to the determination of Closing Net Working Capital, with Seller’s 30-day response period being the “Resolution Period” referred to in Section 2(f)(iii)(A).

(ii)           Each of Buyer and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation, and (iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise.  In the event that such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify the other Party hereto concerning the existence and resolution of such dispute.

(h)           Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Buyer in Salt Lake City, Utah commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date, time and place as Buyer and Seller may mutually determine (the “Closing Date”).

(i)            Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered), the following:

(i)            duly executed bills of sale for the Acquired Assets in customary form reasonably acceptable to Buyer;

(ii)           subject to Sections 5(a)(x) and 5(b)(vii), duly executed assignments of the Assumed Contracts in customary form reasonably acceptable to Buyer;

(iii)          all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to Buyer of all vehicles and any other property owned by Seller which are included in the Acquired Assets and which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Buyer;

(iv)          assignments of all Intellectual Property listed in Section 4(l)(i) of the Disclosure Schedule, except to the extent listed as non-assignable in Section 4(l)(i) of the Disclosure Schedule;

(v)           assignment of the Leased Real Property;

(vi)          executed copies of the Required Consents referred to in Section 4(c) hereof;

(vii)         all documents, if any, containing or relating to “know-how” that are included in the Acquired Assets;

(viii)        all of the books and records of Seller, except as otherwise required by Laws and except as are included in the Retained Assets;

(ix)           a certification of non-foreign status for Seller in the form and manner which complies with the requirements of Code §1445 and the regulations promulgated thereunder;

(x)            all Permits referred to in Section 4(i) hereof, except to the extent listed in Section 4(i) of the Disclosure Schedule as being non-assignable or requiring consents that cannot be obtained at or prior to Closing;

(xi)           any other certifications from Seller or any of its Affiliates which may be required under Laws necessary to establish that no Taxes are due to any Taxing Authority for which Buyer could have liability to withhold and pay with respect to the transfer of the Acquired Assets;

(xii)          all such other deeds, endorsements, assignments and other instruments as, in the reasonable opinion of Seller’s counsel, are necessary to vest in Buyer good and marketable title to the Acquired Assets;

(xiii)         the Transition Consulting Agreement;

(xiv)        all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing Date in connection with the Transactions; and

(xv)         the opinion of counsel referred to in Section 6(a)(ix) hereof.

(j)            Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

(i)            evidence of payment in full of each item of the Purchase Price, as set forth in Section 2(f)(iii) above;

(ii)           executed copies of any assumption or assignment document related to the Assumed Liabilities that Buyer is required to execute;

(iii)          certificates of resale with respect to the inventory items being acquired pursuant to this Agreement, in the form(s) set forth as Exhibit H hereto;

(iv)          the Transition Consulting Agreement; and

(v)           such other documents, endorsements, signatures and other instruments as are required to be delivered by Buyer to Seller in order to consummate the Transactions.

Section 3.              Representations and Warranties of Buyer.  Buyer  represents and warrants to Seller as follows:

(a)           Organization.  Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of Utah.

(b)           Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other agreements, instruments, certificates and documents contemplated hereby (each, a “Document”) and to perform its obligations hereunder and thereunder.  This Agreement and the Documents constitute the valid and legally binding obligations of Buyer, enforceable in accordance with each of their terms and conditions.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Documents and the consummation of the Transactions have been duly authorized by Buyer.

(c)           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (A) violate any Law or other restriction of any Governmental Authority to which Buyer is subject or any provision of its charter, bylaws or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)           Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

(e)           Sufficient Funds.  Buyer has sufficient funds available to pay the Purchase Price and, if necessary, any amounts that may become due pursuant to Section 2(f)(iv).

Section 4.              Representations and Warranties of Seller.  Except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”), as the same may be updated by Seller in its discretion prior to the Closing Date, Seller represents and warrants to Buyer on the date hereof and on the Closing Date (as though made then, with reference to the Disclosure Schedule as updated, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) as follows:

(a)           Organization, Qualification; Corporate Power; Authorization.  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not result in a Material Adverse Effect on Seller.  Seller has full corporate power and authority (i) to carry on the business in which it is engaged and (ii) to own and use the properties owned and used by it.  Seller has full corporate power and authority to execute and deliver this Agreement and the Documents and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Documents by Seller and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any of the Documents or to consummate any of the Transactions (other than any necessary adoption of this Agreement and the Documents and approval of the Transactions by the Shareholders).  This Agreement has been, and as of the Closing Date the Documents shall have been, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitute legal, valid binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of Seller has unanimously (i) determined that each of the Documents and each of the transactions contemplated thereby (including the Transactions) are in the best interests of the Shareholders, (ii) approved and taken all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the Shareholders approve and adopt this Agreement and the Transactions, and none of the aforesaid actions by the Board of Directors of Seller has been amended, rescinded or modified.  Section 4(a) of the Disclosure Schedule lists the directors and officers of Seller.

(b)           [Reserved].

(c)           Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) violate any Law or other restriction of any Governmental Authority to which Seller is subject or any provision of the Amended Charter or bylaws of Seller, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Permit binding upon or applicable to Seller, or (iv) require Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.  Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transactions.  Section 4(c) of the Disclosure Schedule sets forth each consent required from a third party in order for Seller to assign the Acquired Assets to Buyer free and clear of any Lien, except for Assumed Liabilities, or where such consent is required by the terms of an Assumed Contract, Permit or other Acquired Asset (such list, the “Required Consents”).

(d)           Broker Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or investment banker with respect to the Transactions.

(e)           Title to Acquired Assets; Accounts; Condition.  Seller owns and has good and marketable title to, or has a valid license to use, the Acquired Assets.  The Acquired Assets are owned free and clear of any Liens.  Seller enjoys peaceful and undisturbed possession under all leases under which it is operating, and all such leases are valid and subsisting and in full force and effect.  The Acquired Assets, including, but not limited to, the assets listed on Exhibit I, are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Seller’s business in the manner in which such business is currently being conducted.  Seller uses no material assets in its business as now conducted that are not owned by Seller, or used by Seller pursuant to an Assumed Contract or Lease, and included in the Acquired Assets, except for the Retained Assets.  The Accounts Receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business and there are no offsets or credits that may be applied against such Accounts Receivable and, so long as Buyer uses commercially reasonable efforts to collect all such Accounts Receivable and does not offer to forgive any such Accounts Receivable, the Accounts Receivable (net of the amount reserved for doubtful accounts and returns reflected in the Closing Balance Sheet) will be collected by Buyer within 180 days after Closing in accordance with their stated terms without recourse to collection procedures or other legal proceedings.  None of the Accounts Receivable is in dispute or subject to any reduction or counterclaim, and they are each expected to be paid in accordance with normal trade practice.  All accepted and unfilled orders for the sale of products and the performance of services entered into by Seller have arisen from bona fide transactions in the Ordinary Course of Business, and no customer has made any claim against Seller to return products by reason of alleged overshipments, overfilling of distribution channels, or defective products or otherwise.  No customer holds any product with an understanding between it and Seller that any such products may, or would, be returnable, except in accordance with Seller’s return policy set forth in Section 4(e) of the Disclosure Schedule.

(f)            Subsidiaries.  Seller does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g)           Financial Statements.

(i)            Attached hereto as Exhibit F are the following financial statements (collectively the “Financial Statements”):  (i) audited consolidated balance sheets and statements of operations and cash flows as of and for the fiscal years ended March 31, 2008 and March 31, 2007 for Seller, together with the unqualified audit report of LarsonAllen LLP (the “Most Recent Financial Statements”); and (ii) unaudited consolidated balance sheets and statements of operations and cash flows for the seven months ended October 31, 2008 (the “Fiscal Month End”) for Seller.  The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, subject, in the case of the unaudited statements, to the absence of footnotes, and present fairly in all material respects the financial condition and results of operations of Seller as of the dates and for the periods set forth therein.  There is no material liability, contingent or otherwise, which is required by GAAP to be reflected as a liability on the Financial Statements or the notes thereof that is not so reflected.

(ii)           Except as disclosed in Section 4(g) of the Disclosure Schedule, the balance sheets included in the Financial Statements do not include any material assets not included as part of the Acquired Assets to be transferred to Buyer as contemplated hereby.  The statements of operations and cash flows included in the Financial Statements (A) do not reflect in any material respect the operations of any entity or business not transferred to Buyer hereunder, except that they reflect expenses related to Retained Liabilities, which will not be transferred to Buyer hereunder, and (B) reflect all material costs that have been incurred by Seller in the operation of its business during the time periods covered thereby.  LarsonAllen LLP is independent of Seller as defined by the applicable independence standards set forth by the American Institute of Certified Public Accountants.  Seller has not been informed nor does Seller have any reason to believe that LarsonAllen LLP will not be able or willing to consent to the inclusion of the Most Recent Financial Statements, for the fiscal year ended March 31, 2008, in required filings made with the SEC by Buyer.

(h)           Events Subsequent to Fiscal Month End.  Since the Fiscal Month End: (i) there has been no change in the business, assets or condition, financial or otherwise, policies or operations of Seller that would reasonably be expected to result in a Material Adverse Effect on Seller; (ii) to the Knowledge of Seller, neither the business, condition or operations of Seller nor any of the properties or assets of Seller have been materially adversely affected as the result of any legislative or regulatory change or any revocation or change in any franchise, permit, license or right to do business, whether or not insured against; and (iii) except in connection with the Transactions, Seller has not entered into any transaction other than in the Ordinary Course of Business, made any dividend or distribution on its capital stock, or redeemed or repurchased any of its capital stock.

(i)            Compliance.  Seller is in compliance with (i) the terms and provisions of its Amended Charter and bylaws, as amended, and (ii) all mortgages, indentures, leases, agreements and other instruments, if any, by which it is bound or to which it or any of its respective properties or assets are subject.  Seller has complied with all applicable Laws of any Governmental Authority, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on Seller.  Seller has not received any written notice or other communication from any Governmental Authority regarding any actual or potential violation of, or failure to comply with, any applicable Laws.  All Permits are set forth in Section 4(i) of the Disclosure Schedule.  Seller possesses each Permit necessary to operate its business in the manner in which it has been operated to date.  With respect to such Permits, Section 4(i) of the Disclosure Schedule also sets forth a list of all Permits which might not be transferable to Buyer, or which may require the consent of a third party (or require a third party, such as a notified body, to perform such transfer) prior to such transfer, in connection with the Transactions, and Section 4(i) of the Disclosure Schedule sets forth the actions to be taken by Buyer and Seller in order to effect such transfer, and any assumptions related thereto.

(j)            Tax Matters.

(i)            Seller has timely filed all Income Tax Returns and all other material Tax Returns that it was required to file.  All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  No Tax Authority in any jurisdiction in which Seller does not file Tax Returns has ever claimed to Seller in writing that Seller is or may be subject to taxation by that jurisdiction.

(ii)           There is no material dispute or claim concerning any Tax liability of Seller either claimed or raised by any authority in writing or as to which any of the directors and officers of Seller has Knowledge based upon personal contact with any agent of such authority.

(iii)          Section 4(j)(iii) of the Disclosure Schedule lists all federal, state, local, and non-U.S. Tax Returns filed with respect to Seller for taxable periods ended on or after March 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Sellers have delivered to Buyer correct and complete copies of all federal and state Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Seller since April 1, 2005.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than waivers or extensions no longer in effect.

(iv)          The Assumed Liabilities do not include any obligation or liability under any agreement, contract, arrangement, or plan to make any payment that would constitute an “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local, or non-U.S. Tax Law).  Seller is not a party to or bound by any tax allocation or sharing agreement, has not been a member of an affiliated group filing a consolidated federal Income Tax Return, and does not have any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(v)           The unpaid Taxes of Seller: (A) did not, as of the Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Most Recent Financial Statements of Seller (rather than in any notes thereto): and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(vi)          Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(vii)         Seller has not been a party to any “listed transaction,” as defined in Code § 6707A(c)(2) and Reg. § 1.6011-4(b)(2).

(k)           Real Property.  Seller does not own any Real Property.  Section 4(k) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.  Seller has delivered to Buyer a true and complete copy of each Lease document.  All such Leases are valid, effective and in good standing.  There is not under any of such Leases any existing default or any event of default or event which with notice or lapse of time or both would constitute such a default by Seller or, to the Knowledge of Seller, by any other party thereto.  Seller is not party to or bound by any other Lease or amendment or supplement thereto.  All Leased Real Property and the uses being made thereof by Seller comply with all applicable Laws (including, without limitation zoning Laws), or other Environmental Health and Safety Requirements applicable to the Leased Real Property.

(l)            Intellectual Property.

(i)            Section 4(l)(i) of the Disclosure Schedule is a complete and accurate list of all Patents, Marks, Domain Names, registered Copyrights, and applications for any of the foregoing that have been prepared and submitted by Seller to any Governmental Authority, in which Seller claims any right, title, or interest or of which Seller is a licensor or licensee, together with a description of Seller’s relationship to each item of Intellectual Property, whether owner, part owner, licensor, licensee, or other relationship.

(ii)

(A)          There is no existing adverse claim or proceeding that would interfere with Seller’s rights to, or use of, the Patents, Permits relating to Intellectual Property, Trade Secrets, Marks, Domain Names, franchises, Copyrights, inventions, computer programs, and other Intellectual Property that are being used in Seller’s business as now operated, nor is there any reasonable basis for any such adverse claim or proceeding;

(B)           The conduct of Seller’s business as now operated does not infringe, misappropriate, misuse, violate, dilute, breach, or otherwise conflict with, any Patents, Permits relating to Intellectual Property, Trade Secrets, Marks, Domain Names, franchises, Copyrights, inventions, or other Intellectual Property of any other Person, nor is there any reasonable basis for any such claim;

(C)           There are no subsisting claims that Seller in the past has infringed, misappropriated, misused, violated, diluted, breached, or otherwise conflicted with, any Patents, Permits relating to Intellectual Property, Trade Secrets, Marks, Domain Names, franchises, Copyrights, inventions, or other Intellectual Property of any other Person, nor is there any reasonable basis for any such claim;

(D)          No Person other than Seller claims any legal or beneficial ownership interest in, or any exclusive rights to use, any of the Intellectual Property identified in

Section 4(l)(i) of the Disclosure Schedule, other than in any Intellectual Property that is identified as only being licensed to Seller, nor is there any reasonable basis for any such claim;

(E)           Seller owns or possesses or otherwise has the legally enforceable right to use all Intellectual Property necessary or required for the conduct of its business as currently conducted, including all Intellectual Property pertaining to Seller’s computer programs.

(F)           No Product or process presently manufactured, marketed, offered, sold, or used by Seller will violate any license or infringe, misappropriate, misuse, violate, dilute, or otherwise conflict with any Intellectual Property of any other Person;

(G)           Neither Seller’s property rights nor the present operation of Seller’s business conflicts with any other rights of any other Person or violates any Law; and

(H)          To the Knowledge of Seller, no Person has misappropriated or is infringing, misusing, diluting, or otherwise violating any of Seller’s Intellectual Property.

(iii)          No claim is pending or, to Knowledge of Seller, threatened to the effect that any Intellectual Property owned in whole or in part by, or licensed to, Seller, or which Seller otherwise has the right to use, is invalid or unenforceable by Seller, and Seller has no reason to believe that any Patents or other Intellectual Property owned or used by Seller is or may be invalid or unenforceable.

(iv)          Seller has no obligation to compensate any Person for the use of any Intellectual Property that is presently used in Seller’s business as now operated, and Seller has not granted any Person any license or other right to use in any manner any of the Intellectual Property of Seller, whether requiring the payment of royalties or not.  Seller has not entered into any agreement to indemnify any other Person against any claim or allegation of infringement, misappropriation, misuse, dilution, or other violation of any Intellectual Property.

(v)           Seller has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of its Intellectual Property that is used in Seller’s business as now operated.

(vi)          Seller owns free and clear of Liens all Intellectual Property identified in Section 4(l)(i) of the Disclosure Schedule, other than Intellectual Property that is identified as only being licensed to Seller; has registered or obtained such Intellectual Property in compliance with all applicable Laws; and has timely paid all filing, examination, issuance, post registration, and maintenance fees, annuities, and the like associated with or required with respect to such Intellectual Property.

(vii)         No action must be taken within 150 days after the Closing Date to obtain, maintain, perfect, preserve, or renew any of Seller’s Intellectual Property, including without limitation the payment of any registration, maintenance, or renewal fees, or the filing of any responses to office actions, applications, certificates, or other documents.

(viii)        Seller has taken all commercially reasonable steps to protect its rights in its Intellectual Property, including without limitation, using reasonable means and procedures to identify and protect the confidentiality of its Trade Secrets, requiring each of its employees and contractors who have participated in the creation of any such Intellectual Property or who have had access to any of Seller’s Trade Secrets, to enter into reasonably customary non-disclosure and invention assignment agreements, and adopting and enforcing a policy requiring its employees and contractors to document and disclose to Seller all inventions conceived, created or otherwise developed while providing services to Seller.

(m)          Contracts.  Section 4(m)(i) of the Disclosure Schedule lists all written or oral contracts and other written or oral agreements to which Seller is a party and which involve any of the following (“Contracts”): (i) any Contract with any customer or supplier involving sales or purchases of $25,000 in any single transaction or series of related transactions; (ii) any Contract for capital expenditures by Seller in excess of $25,000 in the aggregate; (iii) any lease or license with respect to any properties, real or personal, whether as lessor, lessee, licensor or licensee involving payments in excess of $1,000 per month or $10,000 during any 12-month period; (iv) any Contract relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any item; (v) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract; (vi) any Contract with any Affiliate of Seller relating to the provision of funds, real property, goods or services by or to Seller; (vii) any Contract for the sale of any assets that in the aggregate have a net book value on Seller’s books of greater than $25,000 except for the sale of inventory in the Ordinary Course of Business; (viii) any Contract that purports to limit Seller’s freedom to compete freely in any line of business or in any geographic area; (ix) any preferential purchase right, right of first refusal, or similar Contract; or (x) any other Contract that is material to Seller’s business, operations, properties, financial condition or cash flows.  Each of the Assumed Contracts is a valid and binding obligation of Seller.  Seller has delivered to Buyer a correct and complete copy of each of the Contracts.  All Indebtedness of Seller is set forth on Section 4(m)(ii) of the Disclosure Schedule.  Seller has in all material respects performed all the actions required to be performed by it to date with respect to all Assumed Contracts, and has received no notice of default, and is not in default, under any Assumed Contract.  Seller has no present expectation or intention of not fully performing all its respective obligations under each such Assumed Contract prior to Closing, and Seller has no Knowledge of any breach or anticipated breach by the other party to any Assumed Contract.  No agreement or contract that is material to the operation of Seller’s business or the Acquired Assets is not included in the Assumed Contracts, except for those that the Parties have agreed will not be assigned and which have been set forth on Section 4(m)(iii) of the Disclosure Schedule.

(n)           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller.

(o)           Litigation.  There is no litigation or governmental proceeding or investigation pending or, to Seller’s Knowledge, threatened against Seller affecting any of its respective properties or assets, or against any officer relating to such person’s performance of duties for Seller or otherwise relating to the business of Seller, nor to the Knowledge of Seller has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted against Seller.  Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority.  There are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Seller, threatened, against Seller that would reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on Seller.  The foregoing sentences include, without limiting their generality, actions pending or, to the Knowledge of Seller, threatened against Seller involving the prior employment of any of Seller’s officers or employees or their use in connection with Seller’s business of any information or techniques allegedly proprietary to any of their former employers.

(p)           Employee Benefits.

(i)            Section 4(p)(i) of the Disclosure Schedule lists each Employee Benefit Plan in which Seller participates as a “covered entity” or “participating employer” through one or more contracts with a PEO, and under which Seller contributes or has any obligation to contribute, or with respect to which Seller has any actual or contingent liability (each a “Seller PEO Benefit Plan”).  To the Knowledge of Seller, each Seller PEO Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Seller PEO Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(ii)           Section 4(p)(ii) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any actual or contingent liability (each a “Seller Benefit Plan”). Each Seller Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(iii)          All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made by the Seller within the time periods prescribed by ERISA and the Code to each such Seller PEO Benefit Plan and Seller Benefit Plan for all employees of Seller who participate in such plans (the “Seller Employees”), and all contributions for any period ending on or before the Closing Date for the benefit of the Seller Employees that are not yet due to each such Seller PEO Benefit Plan or Seller Benefit Plan have been accrued in accordance with the past custom and practice of Seller.  All premiums or other payments relating to Seller Employees for all periods ending on or before the Closing Date have been paid with respect to each such Seller PEO Benefit Plan and Seller Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)          Each Seller PEO Benefit Plan and Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) is so qualified, and no officer or director of Seller or other employee of Seller responsible for administration of such Seller PEO Benefit Plan or Seller Benefit Plan is aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Seller PEO Benefit Plan or Seller Benefit Plan.

(v)           No action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any such Seller PEO Benefit Plan or Seller Benefit Plan as such relate to the Seller Employees (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

(vi)          Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions for Seller PEO Benefit Plans and Seller Benefit Plans, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Seller PEO Benefit Plan and Seller Benefit Plan.

(vii)         Neither Seller, nor any ERISA Affiliate of Seller, sponsors, contributes to, has any obligation to contribute to, or has any actual or contingent liability under or with respect to: (A) any Employee Pension Benefit Plan that is subject to Title IV of ERISA, ERISA §312 or Code §412; (B) any “multiemployer plan” within the meaning of ERISA §3(37); or (C) any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Seller other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B and of any similar state Law (“COBRA”).

(viii)        The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Seller PEO Benefit Plan or Seller Benefit Plan.

(q)           Environmental, Health and Safety Matters.

(i)            Seller is in compliance with all Environmental, Health and Safety Requirements.

(ii)           Seller has not received any written notice, report or other information regarding any actual or alleged material violation of any Environmental, Health and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller or its facilities arising under any Environmental, Health and Safety Requirements, the subject of which would reasonably be expected to result in a Material Adverse Effect on Seller.

(iii)          Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to, any hazardous substance or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner giving rise to any current or future liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Health and Safety Requirements;

(iv)          Seller has not assumed, undertaken, or, to the Knowledge of Seller, otherwise become subject to any liability of another person, or provided an indemnity with respect to any liability, relating to Environmental Health and Safety Requirements; and

(v)           Seller has furnished to Buyer all environmental audits, reports and other documents materially bearing on environmental, health or safety liabilities, in each case relating to its predecessors’ past or current properties, facilities or operations which are in its possession or under its reasonable control.

(vi)          This Section 4(q) contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

(r)            Insurance.  Seller carries insurance, including, but not limited to, general commercial liability insurance with products liability coverage, covering its assets, properties and businesses customary for the type and scope of its assets, properties and businesses.  Set forth in Section 4(r) of the Disclosure Schedule is a list of all policies maintained by Seller, the type of coverage provided, the amount of coverage and deductibles for such policies.

(s)           Employees.

(i)            Section 4(s) of the Disclosure Schedule sets forth the name, position and total compensation of each employee of Seller.

(ii)           Seller is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).  Seller is not a party to any collective bargaining or other labor union contract applicable to persons employed by Seller, and no collective bargaining agreement or other labor union contract is being negotiated by Seller.  There is no labor dispute, strike, slowdown or work stoppage against Seller pending or, to the Knowledge of Seller, threatened between Seller and any of its employees, and Seller has not experienced any such labor dispute, strike, slowdown or work stoppage within the past three years.

(iii)          Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.

(iv)          There are no pending claims against Seller under any workers’ compensation plan or policy or for long term disability.

(v)           (i) There are no employment contracts or severance agreements with any employees of Seller, (ii) there are no written personnel policies, rules or procedures applicable to employees of Seller, (iii) except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect, Seller is, and has at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health (“Employment Laws”), and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or applicable Law; (iv) to the Knowledge of Seller, no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (v) to the Knowledge of Seller, no Governmental Authority responsible for the enforcement of labor or Employment Laws intends to conduct an investigation with respect to or relating to Seller and no such investigation is in progress; and (vi) to the Knowledge of Seller, there are no complaints, lawsuits, formal investigations or inquiries, or other proceedings pending or threatened that allege breach of any express or implied contract of employment, violation of any Law governing employment, discriminatory hiring or termination of employees or tortious conduct in connection with the employment relationship.

(t)            Books and Records.  The books of account, ledgers, order books, records and documents of Seller accurately and completely reflect all material information relating to Seller and its business, the location and collection of the Acquired Assets and the nature of all transactions giving rise to the obligations or accounts receivable of Seller.  Seller has taken reasonable measures to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability; and (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization.

(u)           Assumptions or Guaranties of Indebtedness of Other Persons.  Except as disclosed in Seller’s Financial Statements, Seller has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

(v)           Certain Business Relationships with Seller.  None of the Shareholders, officers, directors or employees and their Affiliates has been involved in any material business arrangement or relationship with Seller within the past 12 months and none of the Shareholders, officers, directors or employees of Seller or their Affiliates owns any material asset, tangible or intangible, that is used in the business of Seller.

(w)          Investments in Other Persons.  Seller has not made any advance to any Person other than in the Ordinary Course of Business, and Seller has not made to any Person any loan that is currently outstanding.  All such loans were on an arm’s length basis on commercially reasonable terms and as reflected in the Financial Statements, which, after giving effect to the Transactions, is outstanding on the date of this Agreement, nor is Seller committed or obligated to make any such loan or advance.

(x)            No Insolvency.  No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties, is pending or, to the Knowledge of Seller, threatened.  Seller has not taken any action in contemplation of the institution of any such insolvency proceedings.

(y)           Absence of Certain Changes.

(i)            Since October 31, 2008, Seller has not done any of the following:

(A)          merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(B)           purchased any securities of any Person;

(C)           created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Funded Indebtedness (excluding interest expense), or made any loan or advance to, or any investment in, any Person, except for employee advances in the Ordinary Course of Business;

(D)          made any change in any existing election, or made any new election, with respect to any Tax Law in any jurisdiction which election would reasonably be expected to have an effect on the Tax treatment of Seller or Seller’s business operations;

(E)           entered into, amended or terminated any material Contract;

(F)           sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any of the Acquired Assets except in the Ordinary Course of Business;

(G)           settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(H)          incurred or approved, or entered into any Contract to make, any expenditures in excess of $25,000 (other than those arising in the Ordinary Course of Business or those required pursuant to any Contract specified in Section 4(m) of the Disclosure Schedule);

(I)            maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods, or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(J)            adopted any Employee Benefit Plan or agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the Ordinary Course of Business;

(K)          (1) provided discounts on pricing or receivables other than in the Ordinary Course of Business, (2) accelerated the collection of receivables, (3) delayed the payment of accrued expenses, trade payables or other liabilities, or (4) changed in any material respect Seller’s practices in connection with its marketing of its Products, the payment of payables and/or the collection of receivables;

(L)           engaged in (1) significant activity or transaction with an Affiliate, or (2) any material activity or transaction outside the Ordinary Course of Business;

(M)         amended its bylaws or the Amended Charter;

(N)          issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock;

(O)          waived any rights of material value;

(P)           made any payment to any Affiliate or forgiven any Indebtedness due or owing from any Affiliate; or

(Q)          committed to do any of the foregoing.

(z)            Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of its respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.  No investigation by Buyer or any of its representatives or agents, and no knowledge they obtained, whether prior to the execution or this Agreement or pursuant to this Section, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.              Covenants.  The Parties agree as follows:

(a)           Pre-Closing Covenants.  Prior to the Closing Date or termination of this Agreement pursuant to Section 8:

(i)            General.  Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).  These efforts shall include the Parties cooperating with each other to obtain any necessary consents or authorizations to transfer Permits from Seller to Buyer and to obtain any other approvals from Governmental Authorities necessary in connection with the transfer of the Acquired Assets from Seller to Buyer (as more fully set forth in Section 2(a) above).

(ii)           Notices and Consents.  Seller shall give any notices to third parties, and shall use all commercially reasonable efforts to obtain any third party consents referred to in Section 4(c) above and the items set forth in Section 4(c) of the Disclosure Schedule.  Each of the Parties will give any notices to, use commercially reasonable efforts to make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of any Governmental Authority in connection with the matters referred to in Section 3(b) and Section 4(c) above.

(iii)          Operation of Business.  Seller will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the consent of Buyer, which shall not be unreasonably withheld.  Seller shall use reasonable commercial efforts to (A) preserve intact its business organization in all material respects, (B) keep available the services of the current officers, key employees and key consultants of Seller, (C) preserve the current relationships of Seller with customers, franchisees, distributors, suppliers, licensors, licensees, contractors and other Persons to the extent Seller has material business relations with any of such enumerated parties, (D) maintain all assets, rights and properties (including the Acquired Assets) in good repair and condition in all material respects (except for ordinary wear and tear) other than those disposed of in the Ordinary Course of Business, (E) maintain all insurance and Permits in force as of the date of this Agreement and necessary to the conduct of Seller’s business as currently conducted, (F) maintain its books of account and records in the usual, regular and ordinary manner in all material respects, (G) maintain, enforce and protect all of Seller’s Intellectual Property rights and assets in a manner consistent in all material respects with past practice.  By way of amplification and not limitation, except as expressly contemplated by this Agreement or any of the Documents, and except as otherwise required in order to effect the Transactions, Seller shall not, between the date of this Agreement and the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer, (H) amend or otherwise change its Articles of Incorporation, (I) amend or otherwise change its bylaws, (J) issue, sell or grant, or authorize issuance, sale or grant, of any shares of capital stock of any class of Seller or voting debt of Seller, (K) sell, dispose of or encumber, or authorize sale, disposition or encumbrance, of any material portion of any assets, rights or properties of Seller (including, without limitation, any of the Acquired Assets), except in the Ordinary Course of Business, (L) declare, set aside, make or pay any dividend or other distribution, payable in Cash, stock, property or otherwise, with respect to any of its capital stock, (M) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (N) acquire (including by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof, (O) (1) incur or agree to incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to, or investments in, any other Person, except in the Ordinary Course of Business, or (2) authorize any material capital expenditures, (P) acquire, or agree to acquire, any Real Property or other material assets, other than the purchase of supplies, equipment and other assets in the Ordinary Course of Business, (Q) enter into, establish, adopt, amend in any material respect or renew any employment, consulting, severance or similar agreement or arrangements with any director, executive officer or key employee, or grant any salary or material wage increase to any of the foregoing persons, (R) establish, adopt, amend in any material respect or increase benefits under any Employee Benefit Plan (other than as may be required by applicable Law), (S) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment relating to any labor union, (T) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the Ordinary Course of Business, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar Law, (U) make or institute any change in its accounting procedures, methods and practices unless mandated by applicable Law or GAAP, (V) enter into any agreement in respect of any of the matters set forth in this Section 5(a)(iii) with any director, executive officer, key employee or Shareholder, (W) enter into any agreement that is reasonably likely to be materially adverse to the business of Seller, (X) make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of Seller, (Y) license, assign or otherwise transfer to any Person any rights to any material Seller Intellectual Property rights or fail to maintain, enforce or protect any material Intellectual Property rights of Seller, (Z) settle any action, claim or suit with any Governmental Authority or third party relating to any of the Documents or the Transactions, (AA) take, commit to take, or fail to take any action, which action, commitment or failure to act would (1) make any representation or warranty of Seller in this Agreement inaccurate in any material respect at, or as of any time prior to, the Closing (except for those representations or warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period of time), or (2) materially impair the ability of Seller or Buyer to consummate the Transactions in accordance with the terms hereof or materially delay such consummation, unless, in the case of either (1) or (2), such action, commitment or failure to act was in good faith and not for the purpose of making, or would not reasonably have been foreseen to make, any such representation or warranty inaccurate or impairing or delaying the consummation of the Transactions, or (BB) authorize or agree to take, any of the foregoing actions prohibited under this Section 5(a)(iii).

(iv)          Full Access.  Seller shall permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, assets, properties, personnel, books, records (including tax records), Contracts and documents of or pertaining to Seller.  Buyer shall treat and hold as such any Confidential Information it receives from Seller in the course of the reviews contemplated by this Section 5(a)(iv), will not disclose or use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(v)           Notice of Developments.  Each Party shall give prompt written notice to the other Party of any development that would reasonably be expected to result in a Material Adverse Effect on such Party.

(vi)          No Solicitation.  Seller shall not (and Seller shall cause each of its officers, directors and shareholders, not to), directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any Person or group of Persons (other than Buyer or any of its respective Affiliates) concerning any offer or proposal relating to any (A) merger, consolidation, business combination, or similar transaction involving Seller, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of all or substantially all of the assets, or an amount of assets substantially similar to the Transactions, of Seller (except in the Ordinary Course of Business), (C) sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) all or substantially all of Seller’s equity securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for all or substantially all of such equity securities) or (D) any combination of the foregoing (any of (A), (B), (C) or (D), an “Acquisition Proposal”).  Seller further agrees that it will, and will cause its representatives to, immediately cease any existing activities, discussions or negotiations with any Person (other than Buyer or any of its Affiliates) conducted heretofore with respect to any potential Acquisition Proposal.  Notwithstanding the foregoing, at any time prior to the Closing, Seller may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any Person or group of Persons pursuant to appropriate confidentiality agreements, and Seller may negotiate and participate in discussions and negotiations with such Person or group of Persons if (1) such Person or group of Persons has submitted an unsolicited bona fide written proposal to the Board of Directors of Seller relating to an Acquisition Proposal, (2) such proposal provides for the acquisition for cash of all of the Seller Shares or all or substantially all of the assets, or an amount of assets substantially similar to the Transactions, of Seller (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction), (3) the Board of Directors of Seller determines in good faith by a majority vote of the members then serving on the Board of Directors of Seller, after consultation with its independent financial advisor, that such proposal is financially superior to the Purchase Price and the Transactions, and is not subject to any financing condition, and (4) the Board of Directors of Seller determines in good faith by a majority vote of the members then serving on the Board of Directors of Seller, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate the Board’s fiduciary duties to the Shareholders under applicable Law (any proposal meeting all of the criteria in clauses (1), (2), (3) and (4), a “Superior Proposal”).  Notwithstanding anything to the contrary contained in this Agreement, neither Seller, nor the Board of Directors of Seller or any committee thereof shall (E) withdraw, modify in any manner adverse to Buyer, or propose to withdraw or modify in any manner adverse to Buyer, the approval, adoption or recommendation by the Board of Directors of Seller or any such committee of this Agreement, any of the other Documents, the Transactions or any of the other Transactions, (F) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (G) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal or propose or agree to do any of the foregoing, or (H) submit any Acquisition Proposal at any meeting of the Shareholders for purposes of voting upon the approval and adoption of the Acquisition Proposal; provided, however, at any time prior to the Closing, the Board of Directors of Seller may, if it determines in good faith by a majority vote of the members then serving on the Board of Directors of Seller, after consultation with independent legal counsel, that such action would be necessary to avoid violating its fiduciary duties under applicable Law, (1) approve or recommend a Superior Proposal, (2) withdraw or modify its recommendation of the Transactions or this Agreement, (3) submit a Superior Proposal to the Shareholders and/or (4) effect any further actions contemplated by any of the foregoing, but in each case only if, at least three Business Days prior to taking any such action, Seller has provided Buyer with written notice advising Buyer that the Board of Directors of Seller intends to take such action, with a reasonably detailed description of the material terms and conditions of each Superior Proposal received by Seller and Seller shall have caused its financial and legal advisors to negotiate in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement (the “Buyer’s Revised Proposal”) as would enable Seller to proceed with the transactions on such adjusted terms.  If Buyer’s Revised Proposal, in the reasonable business judgment of the Board of Directors of Seller, is substantially the same as the Superior Proposal or is more favorable to the Shareholders from a financial point of view than the Superior Proposal, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of Buyer’s Revised Proposal and as necessary in order to effect any other terms or actions contemplated thereby, Seller shall reject the Superior Proposal and recommend to its Shareholders the approval of Buyer’s Revised Proposal and the adoption of this Agreement as so amended.  In the event that Buyer does not make a Buyer’s Revised Proposal, or the Board of Directors of Seller properly determines that the Superior Proposal continues to be superior to Buyer’s Revised Proposal, and Buyer chooses not to make one additional (and only one additional) subsequent Buyer’s Revised Proposal (within three Business Days of such determination and according to the procedures set forth above), then Seller shall pay the Termination Fee, according to Section 8(c).  Seller shall promptly notify Buyer of any proposal, indication of interest or other inquiry made with respect to any Acquisition Proposal, and shall keep Buyer fully apprised at all times of all material developments with respect to any Acquisition Proposal and all proposals, indications of interest, negotiations, discussions and other inquiries related thereto.  Seller shall promptly provide to Buyer any non-public information concerning Seller provided to any other Person making an Acquisition Proposal which has not previously been provided to Buyer.  Seller agrees not to release any third party from, or waive any material provisions of, any confidentiality or standstill agreement to which Seller is a party.

(vii)         Notification of Certain Matters.  From and after the date of this Agreement until the Closing, Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, of:

(A)          the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) material covenant or any condition to the obligations of any party hereto to effect the Transactions not to be complied with or satisfied, as applicable;

(B)           the failure of any party hereto to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

(C)           the receipt of any notice or other communication from any Person reasonably alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(D)          the receipt of any notice or other communication from any Governmental Authority in connection with any of the Transactions; and

(E)           any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the notifying party, threatened against, relating to, involving or otherwise adversely affecting Seller or Buyer, which relates to the consummation of any of the Transactions;

in each case to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, the delivery of any notice pursuant to this Section 5(a)(vii) shall not, in and of itself, be deemed to be an amendment or other modification of this Agreement or any Section in the Disclosure Schedule, and shall not, in and of itself, cure any breach of any representation or warranty of this Agreement,  whether as of the date of this Agreement or as of the Closing.

(viii)        Shareholder Consent.  As promptly as reasonably practicable following the date hereof, Seller, acting through Seller’s Board of Directors, shall in accordance with applicable Laws, the Amended Charter, the bylaws of Seller and Seller’s Seventh Amended and Restated Shareholders Agreement (the “Shareholders Agreement”), dated August 26, 2008, by and among Seller and the Shareholders, use commercially reasonable efforts to obtain all necessary consents from the Shareholders in connection with the approval of this Agreement and the Transactions, which efforts shall include, but shall not be limited to, (i) distributing all materials necessary to solicit appropriate consents from the Shareholders, and (ii) advising and recommending to the Shareholders the approval of the Transactions and including such recommendation in the materials distributed to the Shareholders.

(ix)           Waiver of Bulk Sales Requirements.  Each Party waives compliance with any applicable bulk sales laws, including without limitation under the Laws of North Carolina and the Uniform Commercial Code Bulk Transfer provisions.  Seller agrees to pay and discharge in due course and will indemnify and hold harmless Buyer from and against all claims made by creditors of Seller, including expenses and attorneys’ fees incurred by Buyer against such claims, except those expressly assumed by Buyer pursuant to any Document.

(x)            Assigning Assumed Contracts.  Seller shall use all commercially reasonable efforts to obtain any consent, approval or amendment required to negotiate and/or assign any Assumed Contract, or any other Acquired Asset to be assigned to Buyer hereunder, and Buyer shall use all commercially reasonable efforts to fulfill Seller’s obligations under such Assumed Contracts.  Seller shall keep Buyer reasonably informed from time to time of the status of the foregoing and Buyer shall cooperate with Seller in this regard.  To the extent that the rights of Seller under any Assumed Contract, or under any other Acquired Asset to be assigned to Buyer hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful or would result in a breach of contract.

(xi)           Seller Entity; Name Change.  Seller will maintain its corporate entity in place for no less than 120 days following the Closing Date.  No sooner than 120 days following the Closing Date and no later than 240 days following the Closing Date, Seller will change its corporate name to a name that does not include “Alveolus” or any derivative thereof.

(xii)          Letter of Credit and Lease Security.  In the event that Seller’s real property landlord or the applicable equipment lessor do not agree to release the posted letters of credit (or the security related thereto) by Closing, then Buyer shall pay the amounts of the Cash security related to any such letter of credit ($44,800 with respect to the certificate of deposit held in favor of Seller’s real property landlord, and $39,400 with respect to the certificate of deposit held in favor of Seller’s equipment lessor) to Seller at Closing, and all such assets (Cash or otherwise) relating to such letters of credit or security shall belong to Buyer and shall be transferred to Buyer as part of the Acquired Assets.  For the avoidance of doubt, Buyer’s Cash payment obligation herein shall be in addition to Buyer’s obligation to pay the Purchase Price pursuant to Section 2(e).

(b)           Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

(i)            General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement, each of the Parties will take such further action (including the execution and delivery of further instruments and documents and cooperating to obtain any consents described in Section 5(a)(x) that were not obtained prior to Closing) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).  Without limiting the foregoing, Seller agrees to use all commercially reasonable efforts to assist Buyer, at Buyer’s sole expense, with meeting Buyer’s SEC filing requirements.

(ii)           Litigation Support.  Subject to the indemnification obligations under this Agreement, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving either Buyer or Seller, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make reasonably available its personnel during normal business hours, and provide such testimony and access to its books and records during normal business hours as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(iii)          Confidentiality.  The Parties shall cause each of their respective directors, officers and employees to treat and hold as such all of the Confidential Information in its possession and refrain from using any of the Confidential Information except in connection with this Agreement.  In the event that either Party (the “Receiving Party”) in possession of the Confidential Information of the other Party (the “Disclosing Party”) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative “demand”, or similar process) to disclose the Disclosing Party’s Confidential Information, the Receiving Party shall notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5(b)(iii).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any of the Disclosing Party’s Confidential Information to any tribunal, the Receiving Party may disclose the  Confidential Information to the tribunal; provided, however, that the Receiving Party shall use its reasonable commercial efforts to obtain, at the reasonable request of Disclosing Party and at Disclosing Party’s cost, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate.

(iv)          Employees.  Following Closing, all employees of Seller shall initially remain employed by Seller, but Seller shall subcontract the services of such employees to Buyer for such period of time as is set forth in the Transition Consulting Agreement (the “Transition Consulting Agreement”) in the form attached hereto as Exhibit E, and in accordance with the other terms and conditions set forth in the Transition Consulting Agreement.

(v)           Transfer of Quality Control System and Certain Healthcare Related Items.  In accordance with Section 4(i) of the Disclosure Schedule, for a period not to exceed 90 days after the Closing, Seller shall reasonably assist Buyer, upon Buyer’s request and at Buyer’s sole expense, with all activities required to transfer Seller’s worldwide regulatory approvals, pre-submissions and quality systems to Buyer.

(vi)          Access.  Buyer shall permit representatives of Seller (including legal counsel and accountants) to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Buyer, to Buyer’s premises, the Leased Real Property and the Acquired Assets for the sole purpose of facilitating the orderly liquidation, winding up and dissolution of Seller’s business.  Seller shall treat and hold as such any Confidential Information it receives from Buyer in the course of the activities contemplated by this Section 5(b)(vi) and will not disclose or use any of the Confidential Information except in connection with the orderly liquidation, winding up and dissolution of Seller’s business.

(vii)         Completion of Contracts Not Assigned Prior to Closing.  If prior to Closing any consent required in order to assign an Assumed Contract, or any other Acquired Asset to be assigned to Buyer hereunder, has not been obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the instrument in question so that Buyer would not acquire the benefit of all such rights, then Seller, to the maximum extent permitted by Law and the instrument, for a period not to exceed 180 days following Closing, shall act as Buyer’s agent in order to obtain for Buyer the benefits thereunder and the Parties shall cooperate, to the maximum extent permitted by Law and the instrument, with each other in good faith in any other reasonable arrangement designed to provide such benefits to Buyer (including, without limitation, by entering into an equivalent arrangement, if permitted).

(viii)        Delivery of Additional Financial Statements.  Within 40 days after Closing, Seller shall deliver to Buyer the Seller’s audited financial statements for the fiscal year ended March 31, 2008 presented together with the unaudited consolidated balance sheet as of December 31, 2008 and unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the nine-month periods ended December 31, 2008 and 2007, prepared together with the footnotes thereto for each of the corresponding nine-month stub periods, in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and reviewed by LarsonAllen LLP.  Seller shall bear all costs associated with the preparation and delivery of this documentation.

(ix)           Delivery of Auditors’ Consents.  Commencing on the Closing Date and continuing until either the filing due date of the documents set forth below in subsections (A), (B) and (C), respectively, or the date that is 90 days after the Closing Date, whichever occurs first, Seller shall use best efforts to cause Seller’s independent auditors to deliver to Buyer their consents with respect to the inclusion of such auditors’ opinion on the Most Recent Financial Statements for the fiscal year ended March 31, 2008 in (A) the Forms 8-K and related amendments thereto (under the Securities Exchange Act) filed by Buyer with respect to the Transactions, (B) if required, the Forms 10-K and related amendments thereto (under the Securities Exchange Act) filed by Buyer and (C) if required, any registration statements filed or yet to be filed by Buyer under the Securities Act of 1933, as amended.

Such best efforts shall include, but not be limited to, best efforts to cause all work papers and notes of LarsonAllen LLP with respect to the Most Recent Financial Statements for the fiscal year ended March 31, 2008 to be made available to Buyer and its representatives for examination on the premises of LarsonAllen LLP upon reasonable notice.  Buyer shall bear all costs associated with Seller’s efforts to cause such consents to be delivered, including, but not limited to, the preparation and delivery of such consents.

Section 6.              Conditions to Obligation to Close.

(a)           Conditions to Obligations of Buyer.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            The representations and warranties set forth in Section 4 above, as the same may be updated to the Closing Date through updates to the Disclosure Schedules in accordance with Section 4, shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)          Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Seller that shall not have been cured prior to the Closing Date;

(iv)          There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the Transactions;

(v)           Seller shall have delivered to Buyer a certificate signed by its President and Chief Executive Officer to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

(vi)          Seller shall have received all authorizations, consents and approvals of all Governmental Authorities referred to in Section 4(c) above;

(vii)         The Escrow Agent and Seller shall have executed the Escrow Agreement and the Working Capital Escrow Agreement;

(viii)        Seller shall have delivered all bills of sale, assignments of contracts and leases and all other documents and instruments of assignment necessary to transfer all Acquired Assets to Buyer and all Closing deliverables under Section 2(i) above;

(ix)           Counsel to Seller shall have delivered an opinion, in the form attached as Exhibit G, as to certain customary legal matters relating to Seller, this Agreement and the Transactions, including, without limitation, that all approvals under the NCBCA and the Amended Charter necessary for the consummation of the Transactions have been received;

(x)            All requisite approval of the Shareholders, with respect to the Transactions, under applicable shareholder agreement(s) of Seller, the NCBCA and the Amended Charter shall have been obtained;

(xi)           All actions to be taken by Seller in connection with consummation of the Transactions and all certificates, instruments, consents (including all Required Consents), approvals, opinions, instruments and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to Buyer;

(xii)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Transactions illegal or prohibiting consummation of the Transactions.  All regulatory approvals and licenses required to consummate the Transactions shall have been obtained and shall remain in full force and effect and any statutory waiting periods in respect thereof shall have expired or been terminated;

(xiii)         There shall have been no amendments or supplements to the Disclosure Schedule, the aggregate effects of which would reasonably be expected to result in a Material Adverse Effect;

(xiv)        Buyer shall have been able to obtain from Seller’s insurance carrier (or another insurance company satisfactory to the Buyer), at a total cost to Buyer of no more than $82,670, a commercial general liability tail policy of insurance naming Buyer as insured with indemnity coverage for products liability (including with respect to injury and death), commencing as of the Closing Date and continuing for at least six (6) years from and after the Closing Date, relating to any period or time at or prior to the Closing Date, covering (without limitation) products liability matters relating to Seller’s Products with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under Seller’s policy in existence prior to Closing;

(xv)         Seller shall have executed the Transition Consulting Agreement; and

(xvi)        In connection with the assignment and assumption of the HealthLink Agreement (as referred to in paragraph 7 of Schedule 2(a)(ii)), Seller shall have secured an amendment (A) making such agreement non-exclusive (i.e. Buyer can use other providers in addition to HealthLink for the services that HealthLink provides) except with respect to products that were Seller products prior to Closing, which shall remain exclusive, (B) adding that the products covered as “exclusive” under such agreement shall be at Buyer’s discretion (except as provided above) and (C) adding a right that Buyer may terminate such agreement for convenience upon 150-days’ advance written notice.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)           Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contains terms such as “Material Adverse Effect,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)           Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)          There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the Transactions;

(iv)          Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

(v)           Buyer and Seller shall have received all authorizations, consents and approvals of any Governmental Authority referred to in Section 3(b) above;

(vi)          The Escrow Agent and Buyer shall have executed the Escrow Agreement and the Working Capital Escrow Agreement;

(vii)         All requisite approval of the Shareholders, with respect to the Transactions, under the Shareholders Agreement, the NCBCA and the Amended Charter shall have been obtained;

(viii)        All actions to be taken by Buyer in connection with consummation of the Transactions and all certificates, instruments of assumption, opinions, instruments and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to Seller;

(ix)           Buyer shall have delivered all documents and instruments required pursuant to Section 2(j) above; and

(x)            Buyer shall have executed the Transition Consulting Agreement.

Section 7.              Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Seller contained in Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period of 24 months thereafter, at which point such representations and warranties shall terminate.  All of the representations and warranties of Buyer contained in Section 3 shall survive the Closing hereunder and continue in full force and effect for a period of 24 months thereafter, at which point such representations and warranties shall terminate.

(b)           Indemnification Provisions for Buyer’s Benefit.  From and after the Closing, in the event Seller breaches any of its representations, warranties, covenants, obligations or other agreements under this Agreement, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to this Section 7 below within the applicable survival period, then Seller shall indemnify Buyer from and against any Adverse Consequences Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused by the breach; provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation, warranty or covenant of Seller (A) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $150,000 aggregate deductible (after which point Seller is obligated to indemnify Buyer from and against all further such Adverse Consequences, subject to (B) below) and (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceed an amount equal to the Escrow Fund (after which point Seller will have no obligation to indemnify Buyer from and against further such Adverse Consequences).  The Parties understand and agree that with respect to any Adverse Consequences amounts due to Buyer under this Section 7, the indemnification obligations of Seller shall be paid solely out of the Escrow Fund pursuant to the Escrow Agreement.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event of fraud by Seller or any Shareholder, Buyer shall be entitled to recourse against the Shareholders for disgorgement of any amounts attributable to fraud distributed by Seller to each such Shareholder hereunder up to the amount of the Purchase Price; provided, however, that Shareholder liability hereunder shall be several, and not joint.  Notwithstanding the foregoing, the aggregate deductible set forth in this Section shall not be applicable to amounts claimed by Buyer with respect to Liabilities related to Adverse Consequences resulting from any breach of Section 4(j) (and such Liabilities will be recoverable by Buyer from the first dollar thereof, according to the terms of this Agreement).

(c)           Indemnification Provisions for Seller’s Benefit.  In the event Buyer breaches any of its representations, warranties, covenants, obligations or other agreements under this Agreement, and provided that Seller makes a written claim for indemnification pursuant to this Section 7 below within the applicable survival period, then Buyer shall indemnify Seller from and against the entirety of any Adverse Consequences suffered (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused by the breach up to an aggregate indemnification obligation to Seller of $2,000,000 (the “Indemnification Cap”), after which amount Buyer shall have no further indemnification obligation to Seller; provided, however, that Buyer shall not have any obligation to indemnify Seller from and against any Adverse Consequences caused by the breach of any representation, warranty or covenant of Buyer until Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $150,000 aggregate deductible (after which point Buyer is obligated to indemnify Seller from and against all further such Adverse Consequences up to the Indemnification Cap).  Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event of fraud by Buyer, Seller shall be entitled to recourse against Buyer up to any amounts of the Purchase Price that have not been rightfully paid according to this Agreement.

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within 10 days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.

(ii)           Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii)          Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 7(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner he, she or it may reasonably deem appropriate.

(iv)          In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of (A) Seller, in the case Buyer or any of its Affiliates are Indemnified Parties or (B) Buyer, in the case Seller or any of its Affiliates are Indemnified Parties (in each case, which consent not to be unreasonably withheld, conditioned or delayed).

(v)           The Indemnifying Parties shall pay expenses associated with or any amounts due to claimants with respect to any such Third-Party Claim from the Escrow Fund.

(e)           Determination of Adverse Consequences.  All indemnification payments under this Section 7 shall be paid by the Indemnifying Party net of any (i) amounts recovered from any third party, including insurance or indemnity proceeds, and (ii) reserve specifically provided therefor in the Fiscal Month End financial statements (as delivered according to Section 4(g)) with respect to the matter directly leading to the indemnification payments (e.g., any reserve against the collection of accounts receivable set forth in the Fiscal Month End financial statements shall be applied towards any indemnification payments that relate solely to the non-collection of accounts receivable).  All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

(f)            Exclusive Remedy.  Except as set forth in Section 10(n), the remedies set forth in this Section 7 shall be the exclusive remedy of Seller and Buyer with respect to the Transactions and in lieu of any other remedies that may be available to Seller and Buyer under any other agreement or pursuant to any common or statutory Law.  The Escrow Fund and the Working Capital Escrow Fund shall be the sole source of recovery of Buyer for any obligation of Seller under or in connection with this Agreement, except in the case of fraud.

(g)           Environmental Remedies.  Without limiting the generality of (f) above, Buyer understands and agrees that its right to indemnification under Section 7(b) for breach of the representations and warranties contained in Section 4(q) hereof shall constitute its sole and exclusive remedy (except in the case of fraud) against Seller with respect to any environmental, health or safety matter relating to the past, current or future facilities, properties or operations of Seller and all of its predecessors or Affiliates, including any such matter arising under any Environmental, Health and Safety Requirements. Aside from such right to indemnification (and except in the case of fraud), Buyer hereby waives any right, whether arising at Law or in equity, to seek contribution, cost recovery, damages or any other recourse or remedy from Seller, and hereby releases Seller from any claim, demand or liability, with respect to any such environmental, health or safety matter (including without limitation any arising under any Environmental, Health and Safety Requirements and including any arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any analogous state Law or the common law). Except as set forth above, Buyer hereby unconditionally agrees to indemnify, defend and hold harmless Seller from any and all liability, loss, cost or expense with respect to any such environmental, health or safety matter (including any arising under any Environmental, Health and Safety Requirements and including CERCLA, any analogous state Law and the common law).

Section 8.              Termination.

(a)           Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)            Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)           Buyer may terminate this Agreement by giving written notice to Seller if the Closing shall not have occurred on or prior to March 12, 2009, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

(iii)          Seller may terminate this Agreement by giving written notice to Buyer if the Closing shall not have occurred on or before March 12, 2009, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement); and

(iv)          Seller may terminate this Agreement by giving written notice to Buyer if a Superior Proposal has occurred, and Buyer does not make a Buyer’s Revised Proposal, or if the Board of Directors of Seller determines that the Superior Proposal continues to be superior to a Buyer’s Revised Proposal, all in accordance with Section 5(a)(vii), subject to the provisions of Section 8(c).

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach and for any liability under Section 8(c) below); provided, however, that the confidentiality provisions contained in Section 5(a)(iv) above shall survive termination.

(c)           Fees and Expenses; Termination Fee.

(i)            Except as otherwise set forth in this Section 8(c), all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such costs or expenses, whether or not the Transactions are consummated.

(ii)           Seller shall pay to Buyer the Termination Fee, plus the reimbursement of all reasonable costs and expenses (including attorneys’ fees) in connection with the Transactions incurred by Buyer and its affiliates up to a maximum of $500,000, in the event that this Agreement is properly terminated:

(A)          pursuant to Section 8(a)(iv);

(B)           pursuant to Section 8(a)(ii) (except if the failing condition is any of Sections 6(a)(iii), 6(a)(iv), 6(a)(v) (provided that the reason the certificate described therein cannot be so delivered is due to the failure of Section 6(a)(iii) or 6(a)(iv) only), 6(a)(vi), 6(a)(vii) (and only if Seller has executed such Escrow Agreements), 6(a)(viii) (provided that Seller shall have used best efforts to so deliver the deliverables set forth therein), 6(a)(xii), 6(a)(xiii) (only if such amendment or supplement results from the occurrence of a Material Adverse Effect with respect to Seller on or after the date of this Agreement), 6(a)(xiv) or 6(a)(xvi)), if both of the following apply: (1) at any time after the date hereof and prior to the date of the failing condition precedent, an Acquisition Proposal shall have been made to Seller, and (2) at any time within twelve months following the date of termination of this Agreement, Seller enters into an agreement with any third party with respect to an Acquisition Proposal, or Seller consummates an Acquisition Proposal; or

(C)           pursuant to Section 8(a)(iii), if all of the following apply: (1) Seller shall have failed to obtain Shareholder approval of the Transactions as required by Section 6(b)(vii), (2) at any time after the date hereof and prior to the date of termination of this Agreement, an Acquisition Proposal shall have been made to Seller, and (3) at any time within twelve months following the date of termination of this Agreement, Seller enters into an agreement with any third party with respect to an Acquisition Proposal, or Seller consummates an Acquisition Proposal.

(iii)          The Termination Fee shall be paid by Seller as directed by Buyer in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than 10 Business Days following the event giving rise to the obligation to make such payment.

(iv)          For purposes of this Agreement, the “Termination Fee” means an amount equal to four percent (4%) of the aggregate transaction value (including, without limitation, the quantifiable value of the assumed liabilities) of the Acquisition Proposal or Superior Proposal, as applicable.  In no event shall the aggregate of the Termination Fee and the reimbursement of costs and expenses set forth in subsection (ii) above exceed One Million Dollars ($1,000,000).

(v)           Each of Seller and Buyer acknowledges that the agreements contained in this Section 8(c) are an integral part of the Transactions.  In the event that Seller shall fail to pay the Termination Fee if and when due, Seller shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by Buyer (including reasonable fees and expenses of counsel) in connection with the collection under an enforcement of this Section 8(c).  Seller shall not be required to pay more than one Termination Fee.

Section 9.              Transfer Taxes.  All transfer, documentary, sales, use, value-added, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions must be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

Section 10.            Miscellaneous.

(a)           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b)           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement.  This Agreement (including all Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Alveolus, Inc.
Attention: David Chazanovitz
9013 Perimeter Woods Drive, Suite A
Charlotte, NC 28216
Facsimile: (704) 926-4893

With a copy to:	McGuireWoods LLP
Attention: C. Andrew Konia
201 North Tryon St., Suite 3000
Charlotte, NC 28202
Facsimile: (704) 343-2300

If to Buyer:	Merit Medical Systems, Inc.
Attention: Fred Lampropoulos
1600 West Merit Parkway
South Jordan, UT 84095
Facsimile: 801-253-1688

With a copy to:	Merit Medical Systems, Inc.
Attention: Rashelle Perry
1600 West Merit Parkway
South Jordan, UT 84095
Facsimile: 801-208-4302

With a copy to:	Parr Brown Gee & Loveless
Attention: Scott Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Facsimile: 801-532-7750

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses.  Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

(l)            Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(m)          Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Fred Lampropoulos
Name:	Fred Lampropoulos
Title:	President and Chief Executive Officer

SELLER:

ALVEOLUS, INC.

By:	/s/ David A. Chazanovitz
Name:	David A. Chazanovitz
Title:	President and CEO